Exhibit 99.1

AgEagle Appoints Barrett Mooney as Chief Executive Officer

Proven Executive Tapped to Capitalize on Sustainable Agriculture Opportunity

Neodesha, KS – July 17, 2018 – AgEagle Aerial Systems, Inc. (NYSE American: UAVS), a leading provider of drone imagery data analytics for the precision and sustainable agriculture markets, has appointed Barrett Mooney as chief executive officer, effective July 18, 2018. He succeeds the company’s founder, Bret Chilcott, who will remain at AgEagle as chairman and president overseeing its precision ag business.

Mooney brings an extensive track record of growing agriculture and sustainability businesses. Previously, he served as group product lead for The Climate Corporation, a subsidiary of Monsanto (recently acquired by Bayer for $62.5 billion), where he led a cross-functional team focused on satellite imagery analytics, machine learning and artificial intelligence to enhance field productivity and introduced a new organizational structure to improve sales efficiency.

Prior to The Climate Corporation, Mooney was co-founder and CEO of HydroBio, a software company that used satellite-driven image analytics to conserve water and maximize crop yields. In May 2017, he sold HydroBio to The Climate Corporation (acquired by Monsanto for $930 million in 2013).

“Mooney’s extensive leadership experience in agricultural sustainability will be an invaluable asset to the company,” said Bret Chilcott, president and founder of AgEagle. “His successful track record and proven ability to manage sustainability efforts across the globe to reduce water usage and enhance food production provided me with the utmost confidence in selecting him to lead our organization. We look forward to leveraging his expertise in aerial imagery as we look to capitalize on the high-growth opportunity in the sustainable agriculture industry.”

Mooney co-founded HydroBio to provide farmers with the necessary irrigation insights to improve water-use efficiency and maximize crop yields. He was instrumental in transitioning the company from start-up to an international leader across 16 countries within two years. During his tenure, he optimized irrigation systems for over 250,000 acres of crop, managing 1.5 trillion gallons of water globally. Mooney successfully negotiated and executed the sale of HydroBio to The Climate Corporation, where he continued his career and seamlessly integrated the company onto their platform.

Mooney commented on his appointment: “I’m excited to join the team at such a pivotal time for AgEagle. The number of corporations seeking sustainability solutions continues to grow at a fast pace, and I believe AgEagle has built a unique platform to support their needs through enhanced imagery and data analytics. I look forward to leveraging my extensive background in agricultural sustainability as the company enters its next chapter of growth.”

Barrett Mooney holds a Doctor of Philosophy in Agricultural and Biological Engineering from the University of Florida. He is also a member of the American Society of Agricultural and Biological Engineers.

About AgEagle Aerial Systems, Inc.

Founded in 2012, AgEagle is a provider of drone imagery data analytics for the precision and sustainable agriculture markets. The company designs, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones) that collect valuable information for farmers by flying over large fields of corn, soybeans, wheat and other types of crops. These UAVs collect thousands of ultra-high-resolution images using sophisticated near-infrared sensors, or cameras, which are ultimately utilized to enhance yield and identify sustainability opportunities for farmers and agribusinesses alike.

The company is based in Neodesha, Kansas. For more information, please visit www.ageagle.com.

Contacts:

Analysts and Institutional Investors

Liolios Investor Relations

Cody Slach

Sean Mansouri

P: 949-574-3860

Individual and Retail Investors

Integra Consulting Group

Jeremy Roe

P: 925-262-8305